MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is entered into effective July 1, 2012, by and between EQM Technologies & Energy, Inc. a Delaware Corporation (“EQM” or the “Company”) and Argentum Equity Management, L.L.C., a Delaware limited liability company (the “Management Services Provider” or “Argentum”).

RECITALS

WHEREAS, Argentum has previously provided financial advisory services to Environmental Quality Management, Inc., an Ohio Corporation and the predecessor company to EQM, pursuant to that certain Engagement Agreement, dated as of December 14, 2009, by and between the Company and The Argentum Group (the “Original Agreement”);

WHEREAS, on October 1, 2010, The Argentum Group assigned its rights and responsibilities under the Original Agreement to Argentum;

WHEREAS, the Company and Argentum desire to amend and restate the Original Agreement in its entirety, on the terms and subject to the conditions contained herein;

WHEREAS, Argentum, by and through its officers, employees, agents, representatives and affiliates, has expertise in the areas of corporate strategy, corporate governance, investments, acquisitions, divestitures, joint ventures, capital formation, corporate finance, and other matters relating to the business of the Company and its subsidiaries; and

WHEREAS, the Company desires to avail itself of the expertise of Argentum in the aforesaid areas, in which it acknowledges the expertise of Argentum.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

Section 1.	Appointment.

The Company hereby appoints Argentum to provide certain management services to EQM, subject to the terms and conditions set forth in this Agreement, and Argentum hereby agrees to perform each of the duties set forth herein, including providing the services of the Chairman of the Board of EQM, for the term of this Agreement.

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Section 2.	Services.

During the term of this Agreement, Argentum shall render to the Company and its subsidiaries, by and through such of Argentum’s officers and employees, in cooperation with EQM’s Board of Directors and executive officers, from time to time, the following services:

With respect to the operations, strategic planning, and corporate and financial oversight of the Company and its subsidiaries, Argentum shall:

•	Serve as a consultant with respect to periodic reviews of the business, operations, and strategic direction of the Company, as necessary and as determined by the Board of Directors;
•	Assist the Board in the development of a framework for proper and effective corporate governance;
•	Assist the Board in the selection and retention of key executive officers; and when necessary, assist in selection of executive search firms;
•	Assist the Board in the selection, retention and supervision of outside legal counsel; and
•	Assist the Board in structuring and implementation of compensation and stock options plans, employee benefit plans, and other incentive arrangements for key executives of the Company and its subsidiaries;

With respect to any merger, consolidation, acquisition, reorganization, restructuring, divestiture, leveraged buyout, business combination, joint venture or related matter (any, an “M&A Transaction”), Argentum shall:

•	Assist in the development of a strategic framework for acquisitions within the environmental and clean technologies industries;
•	Assist in identifying and screening prospective parties for potential M&A Transactions and provide strategic and tactical advice in dealing with such parties;
•	Assist the Company in analyzing and evaluating the business, operations and financial position of potential parties to M&A Transactions, including assisting in the preparation of financial models as necessary to evaluate such M&A Transactions;
•	Engage in discussions, structuring and negotiation with potential parties to M&A Transactions;
•	If necessary, and at the Board’s request, assist in the selection, retention and supervision of investment bankers or other financial advisors;
•	Assist the Company in due diligence investigations in connection with any potential M&A Transactions;
•	Assist in the preparation of information memoranda, describing EQM and prospective parties to M&A Transactions, for purposes of securing debt and/or equity capital to finance such M&A Transactions; and
•	At the Company’s request, meet with EQM’s Board of Directors to discuss proposed M&A Transactions and related financial implications.

With respect to transactions involving capital raising and the issuance of equity and/or debt securities, including mezzanine debt, PIPEs, SPACs and any related matters (any, a “Corporate Finance Transaction”), Argentum shall:

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•	Assist in identifying and screening prospective parties to Corporate Finance Transactions;
•	Assist the Company in analyzing and evaluating the financial position of potential parties to Corporate Finance Transactions;
•	Engage in discussions, structuring and negotiation with potential parties to Corporate Finance Transactions;
•	If necessary, and at the Board’s request, assist in the selection, retention and supervision of investment bankers or other financial advisors;
•	Assist in the preparation of information memoranda, describing EQM, for purposes of securing Corporate Finance Transactions; and
•	At the Company’s request meet with EQM’s Board of Directors to discuss proposed Corporate Finance Transactions and related financial implications.

Notwithstanding any of the above, Argentum, for all purposes of this Agreement, shall be deemed to be an independent contractor and not an agent or employee of EQM and shall have no authority to act for, represent, legally bind or obligate EQM.

Section 3.	Fees.

In consideration of the performance of the Services contemplated under Section 2 hereof, the Company agrees to pay to Argentum a minimum annual fee (the “Annual Fee”), as follows:

•	For the period 1/1/13 to 12/31/13 = $120,000
•	For the period 1/1/14 to 12/31/14 = $150,000
•	For the period 1/1/15 to 12/31/15 = $180,000

The Annual Fee shall be paid in monthly installment, in arrears, by wire or check. The Annual Fee shall be subject to adjustment at the discretion of the Company’s Board of Directors, but in no event shall such Annual Fee be less than the amounts set forth in this Section 3.

Section 4.	Out-of-Pocket Expenses.

In addition to the compensation payable to Argentum pursuant to Section 3 hereof, the Company shall, upon request from Argentum, pay directly, or reimburse Argentum for its reasonable out-of-pocket expenses and other costs incurred by Argentum in its performance of the service outlined herein. Any individual expense in excess of $3,000, and aggregate expenses during any one calendar year that would exceed $10,000, shall be subject to the Company’s prior written authorization.

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Section 5.	Indemnification.

The Company will indemnify and hold harmless Argentum and its officers, employees, agents, representatives, members and affiliates (each being an “Indemnified Party”) from and against any and all losses, costs, expenses, claims, damages and liabilities (the “Liabilities”) to which such Indemnified Party may become subject under any applicable law, or any claim made by any third party, or otherwise, to the extent they relate to or arise out of the performance of the Services contemplated by this Agreement or the engagement of Argentum pursuant to, and the performance by Argentum of the Services contemplated by, this Agreement. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto, provided that, subject to the following sentence, the Company shall be entitled to assume its defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment. Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any action, claim or proceeding in which the Company, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Company’s expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable.

The Company agrees that it will not, without the prior written consent of the applicable Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. Provided that the Company is not in breach of its indemnification obligations hereunder, no Indemnified Party shall settle or compromise any claim subject to indemnification hereunder without the consent of the Company. The Company will not be liable under the foregoing indemnification provision (i) to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of Argentum. If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted solely from the gross negligence or willful misconduct of Argentum.

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Section 6.	Termination.

This Agreement shall become effective on the date hereof and shall continue in effect until the date as of which Argentum or one or more of its affiliates no longer collectively control, in the aggregate, at least 20% of the equity interests (on a fully diluted basis) of the Company, or such earlier date as the Company and Argentum may mutually agree. The provisions of Sections 5, 6 and 7 and otherwise as the context so requires shall survive the termination of this Agreement.

Section 7.	General.

(a)	No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall be effective unless the same shall be in writing and signed by the parties to this Agreement, and, in any case, such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)	This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the parties hereto; provided, however, that Argentum may assign or transfer its duties or interests hereunder to an Argentum affiliate at the sole discretion of Argentum.

(c)	Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

If to Argentum:

Argentum Equity Management, L.L.C.

60 Madison Avenue, Suite 701

New York, NY 10010

Attention: Steve Berman, CFO

If to the Company:

EQM Technologies & Energy, Inc.

1800 Carillon Boulevard

Cincinnati, OH 45240

Attention: Robert Galvin, CFO

(d)	This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written negotiations, commitments, agreements and understandings relating hereto.

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(e)	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the choice of law principles therein). Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 7(c).

(f)	This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts. Each set of counterparts showing execution by all parties shall be deemed an original, and shall constitute one and the same instrument.

(g)	The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as set forth below.

Argentum Equity Management, LLC (“Argentum”)

By:	/s/ Walter H. Barandiaran
Walter H. Barandiaran
Managing Member

EQM Technologies & Energy, Inc. (“EQM”)

By:	/s/ James Wendle
James Wendle
President

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